Exhibit 1

Westpac GROUP

# ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

**8 April 2021**

**ASIC commences civil proceedings in relation to the sale of consumer credit insurance**

Westpac acknowledges the proceedings announced by ASIC today in relation to the sale of consumer credit insurance (CCI) products to approximately 384 customers.

The proceedings relate to allegations that Westpac supplied CCI to certain customers who had not requested or agreed to acquire this product.

ASIC is seeking, among other things, declarations of contraventions of certain civil penalty provisions and unspecified monetary penalties relating to the period from 7 April 2015 to 28 July 2015.

Westpac is carefully considering these claims and is committed to working constructively with ASIC through the Court process.

Westpac has not sold CCI products since 2019.

**- ENDS -**

**For further information:**

**Lisa Parrett**
Media Relations
0432 933 796

**Andrew Bowden**
Head of Investor Relations
0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141